MASTER PROPERTY

PURCHASE AND SALE AGREEMENT

BETWEEN

DEEP BLUE ENTERPRISES, LLC

a Colorado Limited Liability Company

AS

SELLER

AND

CANNA-LIFE CORPORATION

a Colorado Corporation

AS

PURCHASER

April 30, 2014

MASTER PROPERTY

PURCHASE AND SALE AGREEMENT

THIS MASTER PROPERTY PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 30th day of April, 2014 (the “Effective Date”), by and between Deep Blue Enterprises LLC, a Colorado limited liability company (“Seller”), having an office at 2855 Monaco Parkway Drive, Denver, CO 80207 and Canna-Life Corporation, a Colorado corporation (“Purchaser”), having an office at 1624 Market Street, Suite 202, Denver, CO 80202. Seller and Purchaser are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A. WHEREAS, on April 30, 2014, Seller and New Alternatives Consulting LLC (“New Alternatives”) entered into an assignment agreement, a true and correct copy of which is attached as Annex I (the “New Alternatives Assignment Agreement”), pursuant to which New Alternatives granted to Seller all of its rights, title and interests to the Properties (as defined below).

B. WHEREAS, Seller has the right to sell and convey, without lien or encumbrance, and wishes to sell and convey certain real property, improvements and other property located in: (i) Lafayette, Boulder County, Colorado, commonly known as the “Isabelle Property”; and (ii) Avondale, Pueblo County, Colorado, commonly known as the “Pueblo Property.”

C. WHEREAS, Purchaser wishes to purchase that certain real property, improvements and other property commonly known as the Isabelle Property and the Pueblo Property in fee simple, without lien or encumbrance.

D. WHEREAS, Scott Weakly Family Properties (“Madison St. Property Owner”) and Madison Growers, LLC (“Madison Growers”) entered into that certain “Lease and Option to Purchase Agreement” on or about April 12, 2014, a true and correct copy of which is attached hereto as Annex II and incorporated herein by reference (“Madison St. Lease/Option Agreement”), pursuant to which Madison Growers was given the contractual right to lease (the “Madison St. Lease”) and the option to purchase in fee simple and without lien or encumbrance (the “Madison St. Option”) that certain real property, improvements and other property commonly known as the “Madison St. Property” located in Denver, Colorado (the “Madison St. Lease/Option”).

E. WHEREAS, with the express written consent of Madison St. Property Owner, Madison Growers and Seller entered into that certain assignment agreement on or about April 12, 2014, a true and correct copy of which is attached hereto as Annex III and incorporated herein by reference (“Madison St. Assignment Agreement”), pursuant to which Madison Growers had duly assigned all of its rights, title and interest in the Madison St. Lease/Option to New Alternatives.

F. WHEREAS, Seller has the right, and has obtained all necessary consents in writing and paid all relevant fees, to sub-lease the Madison St. Property and wishes to sub-lease the Madison St. Property to Purchaser in accordance with the terms and conditions of this Agreement.

G. WHEREAS, the Madison St. Owner has provided written consent authorizing the sub-lease of the Madison St. Property by Seller to Purchaser.

H. WHEREAS, upon payment by Purchaser of the Final Payment (as defined below), Seller desires to exercise the Madison St. Option and obtain from the Madison St. Property Owner the Madison St. Property in fee simple without lien or encumbrance.

I. WHEREAS, upon payment by Purchaser of the Final Payment (as defined below) and exercise of the Madison St. Option, Seller shall own in fee simple and have the right to sell and convey, without lien or encumbrance, the Madison St. Property to Purchaser.

J. WHEREAS, upon payment by Purchaser of the Final Payment (as defined below) and exercise of the Madison St. Option, Purchaser wishes to purchase the Madison St. Property in fee simple, without lien or encumbrance, from Seller.

K. WHEREAS, upon payment by Purchaser of the Final Payment (as defined below), which the Parties agree includes all funds necessary to duly exercise the Madison St. Option as set forth in the Madison St. Lease/Option Agreement, and exercise of the Madison St. Option by Seller, the Madison St. Owner shall convey all rights, title and interests in the Madison St. Property to Purchaser in fee simple, without lien or encumbrance.

L. WHEREAS, in consideration of the premises, mutual promises, and obligations set forth, both parties agree to the terms described herein below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, Purchaser and Seller agree as follows:

ARTICLE I

PURCHASE; SALE; RIGHT TO USE

1.1 Agreement of Purchase and Sale of the Isabelle Property. Subject to the terms and on the conditions set forth in this Agreement, Seller agrees to sell and convey and Purchaser agrees to purchase the following, in fee simple:

(a)  that land situated in Lafayette, Boulder County, Colorado, more particularly described on Exhibit A-1, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 and Exhibit A-1 are referred to collectively as the “Isabelle Land”);

(b)  the buildings, structures, fixtures and other improvements on the Isabelle Land, including, without limitation, that certain greenhouse facility (“Isabelle Greenhouse”) consisting of approximately 42,000 square feet, and related facilities and improvements (collectively, the “Isabelle Improvements”);

(c)  all of Seller's right, title and interest in and to all tangible personal property upon the Isabelle Land or within the Isabelle Improvements, and other items of personal property used exclusively in connection with the operation of the Isabelle Land and the Isabelle Improvements (the property described in clause (c) of this Section 1.1 is referred to collectively as the “Isabelle Personal Property”);

(d)  all of Seller's right, title and interest in and to those certain leases (the “Isabelle Leases”) more fully described on Exhibit B-1 (the “Isabelle Lease Schedule”);

(e)  all of Seller's right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Isabelle Operating Agreements”) listed and described on Exhibit C-1 (the “Isabelle Operating Agreements Schedule”), relating to the upkeep, repair, maintenance or operation of the Isabelle Land, Isabelle Improvements or Isabelle Personal Property which will extend beyond the date of “Closing” (as such term is defined in Section 4.1), and (ii) all assignable existing warranties and guaranties issued to Seller in connection with the Improvements or the Isabelle Personal Property (the property described in clause (e) of this Section 1.1 is referred to collectively as the “Isabelle Intangibles”); and,

(f)  all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality (collectively, the “Isabelle Licenses”), including, without limitation, those with respect to use, utilities, building, fire, life safety, traffic and zoning (collectively, the “Isabelle Approvals”) as listed on Exhibit D-1;

1.2 Agreement of Purchase and Sale of Pueblo Property. Subject to the terms and on the conditions set forth in this Agreement, Seller agrees to sell and convey and Purchaser agrees to purchase the following, in fee simple:

(a)  that land situated in Avondale, Pueblo County, Colorado, more particularly described on Exhibit A-2, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.2 and Exhibit A-2 are referred to collectively as the “Pueblo Land”);

(b)  the buildings, structures, fixtures and other improvements on the Pueblo Land, and related facilities and improvements (collectively, the “Pueblo Improvements”);

(c)  all of Seller's right, title and interest in and to all tangible personal property upon the Pueblo Land or within the Pueblo Improvements, and other items of personal property used exclusively in connection with the operation of the Pueblo Land and the Pueblo Improvements (the property described in clause (c) of this Section 1.2 is referred to collectively as the “Pueblo Personal Property”);

(d)  all of Seller's right, title and interest in and to those certain leases (the “Pueblo Leases”) more fully described on Exhibit B-2 (the “Pueblo Lease Schedule”);

(e)  all of Seller's right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Pueblo Operating Agreements”) listed and described on Exhibit C-2 (the “Pueblo Operating Agreements Schedule”), relating to the upkeep, repair, maintenance or operation of the Pueblo Land, Pueblo Improvements or Pueblo Personal Property which will extend beyond the date of “Closing” (as such term is defined in Section 4.1), and (ii) all assignable existing warranties and guaranties issued to Seller in connection with the Pueblo Improvements or the Pueblo Personal Property (the property described in clause (e) of this Section 1.2 is referred to collectively as the “Pueblo Intangibles”); and,

(f)  all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality (collectively, the “Pueblo Licenses”), including, without limitation, those with respect to use, utilities, building, fire, life safety, traffic and zoning (collectively, the “Pueblo Approvals”) as listed on Exhibit D-2;

1.3 Sub-Lease of Madison St. Property; Exercise of Madison St. Option; Agreement of Purchase and Sale of Madison St. Property.

(a) Sub-Lease of Madison St. Property. Pursuant to Section 9.01 of the Madison St. Lease/Option Agreement and with the written consent of the Madison St. Owner, Seller agrees to sub-lease to Purchaser the following property (collectively referred to as the “Madison St. Property”):

(i)  that land situated in Denver, Colorado, more particularly described on Exhibit A-3, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.3 and Exhibit A-3 are referred to collectively as the “Madison St. Land”);

(ii)  the buildings, structures, fixtures and other improvements on the Madison St. Land, and related facilities and improvements (collectively, the “Madison St. Improvements”);

(iii)  all of Seller's right, title and interest in and to all tangible personal property upon the Madison St. Land or within the Madison St. Improvements, and other items of personal property used exclusively in connection with the operation of the Madison St. Land and the Madison St. Improvements (the property described in clause (c) of this Section 1.3 is referred to collectively as the “Madison St. Personal Property”);

(iv)  all of Seller's right, title and interest in and to those certain leases (the “Madison St. Leases”) more fully described on Exhibit B-3 (the “Madison St. Lease Schedule”);

(v)  all of Seller's right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Madison St. Operating Agreements”) listed and described on Exhibit C-3 (the “Madison St. Operating Agreements Schedule”), relating to the upkeep, repair, maintenance or operation of the Madison St. Land, Madison St. Improvements or Madison St. Personal Property which will extend beyond the date of “Closing” (as such term is defined in Section 4.1), and (ii) all assignable existing warranties and guaranties issued to Seller in connection with the Madison St. Improvements or the Madison St. Personal Property (the property described in clause (e) of this Section 1.3 is referred to collectively as the “Madison St. Intangibles”); and,

(vi)  all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality (collectively, the “Madison St. Licenses”), including, without limitation, those with respect to use, utilities, building, fire, life safety, traffic and zoning (collectively, the “Madison St. Approvals”) as listed on Exhibit D-3.

(b) Exercise of Madison St. Option. Upon payment by Purchaser of the “Final Payment” (as defined below), Seller shall exercise the Madison St. Option and obtain ownership of the Madison St. Property in fee simple without lien or encumbrance.

(c) Agreement of Purchase and Sale of Madison St. Property. Upon payment by Purchase of the “Final Payment” (as defined below) and exercise by Seller of the Madison St. Option, Seller shall convey to Purchaser the Madison St. Property in fee simple without lien or encumbrance.

1.4 Property Defined. The property described in Section 1.1, Section 1.2 and Section 1.3 are referred to individually and collectively in this Agreement as the “Property” or the “Properties.”

1.5 Permitted Exceptions. The Properties shall be conveyed subject to the matters which are, or are deemed to be, permitted exceptions pursuant to Article II (collectively, the “Permitted Exceptions”).

1.6 Purchase Price. Seller shall sell and Purchaser shall purchase the Properties for a total of TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000) (the “Purchase Price”), which shall be payable pursuant to the following payment schedule:

(a) Deposit. Upon execution of this Agreement, Purchaser shall have remitted to Seller, or Seller’s affiliate or assign, a non-refundable deposit in the aggregate amount of Fifty Thousand ($50,000) dollars (the “Deposit”);

(b) Second Payment. Within 10 days from the date of execution of this Agreement, Purchaser shall remit or have remitted to Seller One Million Five Hundred Thousand ($1,500,000) dollars (the “Second Payment”);

(c) Third Payment. Within 90 days from the date of execution of this Agreement, Purchaser shall remit or have remitted to Seller Two Million Five Hundred ($2,000,000) dollars (the “Third Payment”);

(d) Fourth Payment. Within 180 days from the date of execution of this Agreement, Purchaser shall remit or have remitted to Seller Two Million Five Hundred Thousand dollars ($2,500,000) (the “Fourth Payment”);

(e) Fifth Payment. Within 270 days from the date of execution of this Agreement, Purchaser shall remit or have remitted to Seller Two Million Five Hundred Thousand dollars ($2,500,000) (the “Fifth Payment”); and,

(f) Final Payment. Within 360 days from the date of execution of this Agreement and subject to performance of Seller’s obligations under Section 2.2 of this Agreement, Purchaser shall remit or have remitted to Seller Three Million Four Hundred Fifty Thousand ($3,450,000) dollars (the “Final Payment”).1

1.7 Payments Remitted; Application in Satisfaction of Purchase Price. The Parties hereby agree and acknowledge that a total of EIGHT HUNDRED AND FIFTY THOUSAND DOLLARS ($850,000) (the “Prior Payment”) has been remitted to the Seller as of the date of this Agreement and further hereby agree and acknowledge that such Prior Payment shall be applied to the Deposit and the Second Payment as set forth in Section 1.6(a) and Section 1.6(b), respectively, due to Seller by Purchaser in accordance with the terms and conditions of this Agreement.

1.8 Delivery to Title Company. Upon payment in full of the Purchase Price as set forth in Section 1.5 of this Agreement, the parties shall deposit an executed copy of this Agreement with a to be determined Title Company (“Title Company”) and this Agreement shall (along with such supplementary instructions not inconsistent with this Agreement as either party hereto may deliver to Title Company) serve as escrow instructions to Title Company for the consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

1.9 Right to Use.

(a) Isabelle Property. Upon receipt by Seller of an aggregate amount of Three Million Five Hundred Thousand ($3,500,000) dollars of the total Purchase Price (the “Isabelle Right to Use Date”), Purchaser shall: (i) be granted the sole and absolute right to collect and receive all rents and other revenue generated from the Isabelle Property, (notwithstanding the foregoing, the right to receive and collect revenue from the Isabelle Property, expressly excluded the right to collect and receive any revenue generated from the sale or cultivation of cannabis thereon, as fully set forth in Section 4.6, hereof), enter the Isabelle Property without restriction, make additional improvements and have the sole and absolute right to enjoy all benefits of unconditional ownership of the Isabelle Property in fee simple, except as otherwise expressly provided for in this Agreement; and (ii) be responsible for all costs of maintaining the property, including the payment of all applicable property taxes (collectively the “Isabelle Right to Use”). Seller has the right to grant to Purchaser the Isabelle Right to Use in accordance with the terms and conditions of this Agreement and shall evidence such right in the Seller’s Property Interest Ownership Documents, as defined below.

(b) Pueblo Property. Upon receipt by Seller of an aggregate amount of Three Million Five Hundred Thousand ($3,500,000) dollars of the total Purchase Price (the “Pueblo Right to Use Date”), Purchaser shall: (i) be granted the sole and absolute right to collect and receive all rents and other revenue generated from the Pueblo Property, (notwithstanding the foregoing, the right to receive and collect revenue from the Pueblo Property, expressly excluded the right to collect and receive any revenue generated from the sale or cultivation of cannabis thereon, as fully set forth in Section 4.6, hereof), enter the Pueblo Property without restriction, make additional improvements and have the sole and absolute right to enjoy all benefits of unconditional ownership of the Pueblo Property in fee simple, except as otherwise expressly provided for in this Agreement; and (ii) be responsible for all costs of maintaining the property, including the payment of all applicable property taxes (collectively the “Pueblo Right to Use”). Seller has the right to grant to Purchaser the Pueblo Right to Use in accordance with the terms and conditions of this Agreement and shall evidence such right in the Seller’s Property Interest Ownership Documents, as defined below.

(c) Madison St. Property. Immediately upon execution of this Agreement (the “Madison St. Right to Use Date”), Purchaser shall: (i) be granted the sole and absolute right to the sole and absolute right to collect and receive all rents and other revenue generated from the Madison St. Property, (notwithstanding the foregoing, the right to receive and collect revenue from the Madison St. Property, expressly excluded the right to collect and receive any revenue generated from the sale or cultivation of cannabis thereon, as fully set forth in Section 4.6, hereof), enter the Madison St. Property without restriction, make additional improvements and have the sole and absolute right to enjoy all benefits of unconditional ownership of the Madison St. Property, except as otherwise expressly provided for in this Agreement; (ii) be granted the sole and absolute right to enter into sub-leases or other similar assignments in connection with the Madison St. Property; and (iii) be responsible for all costs of maintaining the Madison St. Property, including the payment of all applicable property taxes (collectively the “Madison St. Right to Use”). Seller has the right to grant to Purchaser the Madison St. Right to Use in accordance with the terms and conditions of this Agreement and shall evidence such right in the Seller’s Property Interest Ownership Documents, as defined below.

(d) Definitions.

(i) Right to Use. The Isabelle Right to Use, the Pueblo Right to Use and the Madison St. Right to Use shall be collectively referred to hereinafter as the “Right to Use.”

(ii) Right to Use Date. The Isabelle Right to Use Date, the Pueblo Right to Use Date and the Madison St. Right to Use Date shall be collectively referred to hereinafter as the “Right to Use Date.”

1.10 Assignment and Renegotiation of Existing Leases. Upon payment in full of the Deposit as set forth in Section 1.6 of this Agreement, Seller shall cause the “Leases” (which hereinafter refers to the Isabelle Leases, Pueblo Leases and Madison Leases in the aggregate) to be renegotiated and amended on behalf of and for the benefit of Purchaser to reflect the assumption of all of Seller’s rights, title and interests in the Leases by Purchaser and to include certain additional revised terms and conditions, which shall be determined by Purchaser, in its sole discretion, at the time of the amendment of the Leases.

ARTICLE II

CONFIRMATION OF SELLER’S PROPERTY INTEREST, TITLE AND SURVEY

2.1 Documents Evidencing Seller’s Property Interest Ownership. Seller owns the Properties and/or has a contractual right to purchase the Properties in fee simple and without lien or encumbrance (collectively the “Seller’s Property Rights”). Seller shall obtain and deliver to Purchaser all documents evidencing ownership by Seller of its rights, title and interest in the Properties (“Seller’s Property Interest Ownership Documents”) within ten (10) days from the date of execution hereof. The Seller’s Property Interest Ownership Documents shall include, but are not limited to, the following: (i) identity of all of the owners of an interest in the Properties (the “Owners”); (ii) documents evidencing ownership of the Properties in fee simple by the Owners, in the aggregate; (iii) documents evidencing ownership of the Seller’s Property Rights by the Seller; (iv) documents evidencing Seller’s right to sub-lease to Purchaser the Madison St. Property; (v) documents evidencing Seller’s right to grant to Purchaser the Right to Use, as defined above; and (vi) certificates of warranty executed by the Seller and the Owners, duly notarized by a Notary Public, confirming that: (a) the Owners, in the aggregate, own fee simple title to the Properties and that such title is marketable, insurable, alienable, divisible, assignable and free and clear of all liens and encumbrances; (b) Seller’s Property Rights were duly authorized, executed, and granted by the Owners to Seller and thereby grants Seller the right to sell, transfer and/or sub-lease the Properties to Purchaser in accordance with the terms of this Agreement; (c) Seller has the right to grant to Purchaser the Right to Use; (d) Seller is authorized and has the capacity to exercise the Seller’s Property Rights; and (e) upon exercise of the Seller’s Property Rights in accordance with the terms of this Agreement, Seller shall obtain title to the Properties from the Owners in fee simple, without lien or encumbrance, and shall be authorized and have the capacity to convey to Purchaser such title to the Properties in fee simple without lien or encumbrance.

2.2 Exercise of Seller’s Property Rights. On or prior to receipt by Seller of the Final Payment (unless otherwise agreed in writing by the Parties), Seller shall: (i) have exercised the Seller’s Property Rights in accordance with its terms and have full fee simple title to the Properties, which shall be marketable, insurable and transferable to Purchaser without lien or encumbrance; and (ii) convey to Purchaser documents evidencing: (a) valid exercise of the Seller’s Property Rights by Seller; (b) valid conveyance of fee simple title to the Properties from the Owners to the Seller; and (c) ownership of the Properties by Seller in fee simple without lien or encumbrance. In the event that Seller has not exercised its Seller’s Property Rights, obtained fee simple title to the Properties or otherwise performed its obligations under this Agreement by the date the Final Payment is due from Purchaser, Purchaser shall have the right to withhold payment of the Final Payment to Seller until such time Seller obtains fee simple title to the Properties that is marketable, insurable and transferable to Purchaser without lien or encumbrance.

2.3 Title Examination. Seller shall obtain and deliver, to Purchaser from the Title Company, a title insurance report (the “Title Commitment”) covering the Properties within ten (10) days from the date of execution hereof (the Effective Date of this Agreement through the expiration of the Inspection Period, as defined below, shall the referred to hereinafter as the “Title Examination Period”). The Title Commitment shall contain all customary warranties and representations as to marketable and insurable fee simple title to the Properties in the name of Seller, or the Owners, if any, free and clear of all liens and encumbrances except as stated in this Agreement, and shall contain all other standard warranties and representations upon which purchasers of property may rely upon in acquiring properties with fee simple title.

2.4 Survey. During the Inspection Period, Seller shall deliver to Purchaser and the Title Company, Seller's existing survey of the Properties (the “Survey”). Purchaser may, at its sole cost and expense, update and recertify the Survey.

2.5 Title Objections; Cure of Title Objections. Purchaser shall have until the date of expiration of the Inspection Period, as defined below, to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment, the Survey or the Seller’s Property Interest Ownership Documents. Any item contained in the Title Commitment, any matter shown on the Survey or any matter contained in the Seller’s Property Interest Ownership Documents to which Purchaser does not object prior to the expiration of the Inspection Period shall be deemed a “Permitted Exception.” In the event Purchaser shall notify Seller of objections to items in the Title Commitment, matters shown on the Survey or matters shown on the Seller’s Property Interest Ownership Documents prior to the expiration of the Inspection Period, Seller shall have the right, but not the obligation, to cure such objections. Within ten (10) days after receipt of Purchaser's notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the date for Closing set forth in Section 4.1. If Seller elects not to cure any objections specified in Purchaser's notice, or if Seller is unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned), Purchaser shall have the following options: (i) to accept a conveyance of the Properties subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and with reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate, and thereafter neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser that Seller will be unable to effect a cure thereof; Purchaser shall, within five (5) days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii) of this Section 2.5. If any of Purchaser's objections consist of delinquent taxes, mortgages, deeds of trust, security agreements, construction or mechanic's liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to pay and discharge (or bond against in a manner sufficient to cause the Title Company to insure over such objections) any such Purchaser's objections at Closing.

2.6 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such titles to the Properties as will enable the Title Company to issue to Purchaser, at Purchaser's expense, ALTA owner's policies of title insurance (the “Title Policy”) covering the Properties, in the full amount of the Purchase Price. Notwithstanding anything contained herein to the contrary, the Properties shall be conveyed subject only to the following matters, which shall be deemed to be Permitted Exceptions:

(a)  the rights of tenants, as tenant only, under the Leases;

(b)  the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(c)  local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Properties; and,

(d)  items appearing of record or shown on the Survey, general and specific plans and planned development permits, and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser.

2.7 Pre-Closing “Gap” Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or the Surveyor between (a) the date of Purchaser's receipt of the Title Commitment and (b) the date on which the transaction contemplated herein is scheduled to close. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the expiration of the Inspection Period. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed sixty (60) days after the date for Closing. Seller shall not, after the Effective Date, subject the Properties to or permit or suffer to exist any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Purchaser's prior written consent.

ARTICLE III

INSPECTION PERIOD; CERTAIN AGREEMENTS

3.1 Right of Inspection. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Properties) on the date which is twenty-five (25) days thereafter (hereinafter referred to as the “Inspection Period”), Purchaser shall have the right to make a physical inspection of the Properties and to examine at such place or places at the Properties designated by Seller, or elsewhere as the same may be located, any operating files maintained by Seller or Manager in connection with the operations, current maintenance and management of the Properties, including, without limitation, the Leases, lease files, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Properties, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Properties, environmental audits and similar materials, but excluding materials not directly related to the operations, current maintenance or management of the Properties such as, without limitation, tax records and similar proprietary, elective or confidential information. Purchaser understands and agrees that any on-site inspections of the Properties shall be conducted upon at least twenty-four (24) hours’ prior written notice to Seller and in the presence of Seller or its representative. Such physical inspection shall not unreasonably interfere with the use of the Properties by Seller or its tenants nor shall Purchaser's inspection damage the Properties in any respect. Such physical inspection shall not be invasive in any respect (unless Purchaser obtains Seller's prior written consent, not to be unreasonably withheld), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections or tests on the Properties, Purchaser shall restore the Properties to a condition which is as near to its original condition as existed prior to any such inspections or tests. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not contact any tenants of the Properties without obtaining Seller's prior consent and shall not disrupt Seller's or any tenant's activities on the Properties. Purchaser agrees to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from the inspection of the Properties by Purchaser or its agents, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Seller has delivered to Purchaser or made the same available for reviewing or printing the following (the “Submission Matters”):

1.	Leases and agreements for any leased items of personal property.

2.	To the extent in Seller's possession, copies of all Licenses (which hereinafter refers to the Isabelle Licenses, Pueblo Licenses and Madison Licenses in the aggregate) and Approvals (which hereinafter refers to the Isabelle Approvals, Pueblo Approvals and Madison Approvals in the aggregate).

3.	The operating and capital expenditure budget for the Properties for the current calendar year.

3.	The operating and capital expenditure budget for the Properties for the current calendar year.
4.	Copies of receipts for all personal property taxes and ad valorem taxes and special assessments assessed against the Properties for the current calendar year and prior three calendar years.
5.	Copies of any environmental assessments for the Properties in Seller's possession.
6.	Copies of any parking, structural, mechanical or other engineering reports or studies related to the Properties in Seller's possession.
7.	A copy of Seller's title insurance policy and Survey.
8.	A schedule of any pending litigation affecting the Properties.
9.	Copies of any zoning and utility letters affecting the Properties.
10.	Seller’s Property Interest Ownership Documents

3.2 Right of Termination. In the event Purchaser determines (such determination to be made in Purchaser's sole discretion) that the Properties are not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to Closing.

ARTICLE IV

CLOSING

4.1 Time and Place. The Parties shall conduct an escrow closing (the “Closing”) on such date which is five (5) days after the Final Payment of the Purchase Price has been tendered by Purchaser to Seller, or such later date as the same may be extended to pursuant to Section 2.5 or 2.7 (the “Closing Date”). In the event the Closing does not occur on or before the Closing Date, the Title Company shall, unless it is notified by both Seller and Purchaser to the contrary within three (3) days after the Closing Date, return to the depositor thereof items which were deposited thereunder; any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to close. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions to the obligations of Seller and Purchaser to close.

4.2 Seller's Obligations at Closing. Not less than one business day prior to Closing, Seller shall deliver to Title Company:

(a)  a duly executed grant deed in the form of Exhibit H, conveying the “Land” (which hereinafter refers to the Isabelle Land, Pueblo Land and Madison Land in the aggregate) and “Improvements” (which hereinafter refers to the Isabelle Improvements, Pueblo Improvements and Madison Improvements in the aggregate), subject only to the Permitted Exceptions; the warranty of title in the Deed will be only as to claims made by, through or under Seller and not otherwise;

(b)  four (4) duly executed counterparts of a bill of sale in the form of Exhibit I in connection with each of the Properties;

(c)  four (4) duly executed counterparts of an assignment and assumption agreement with respect to the Leases in the form of Exhibit J in connection with each of the Properties;

(d)  duly executed notices in the form of Exhibit L which Purchaser shall send to tenants informing them of the sale of the Properties and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under the Leases shall be paid as set forth in the notice;

(e)  a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5 to reflect any changes therein including without limitation any changes resulting from actions under Section 5) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.18(b); if, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(f)  such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(g)  the Leases and licenses and permits, if any, in the possession of Seller or Seller's agents, together with such property files and records which are material in connection with the continued operation, leasing and maintenance of the Properties which, at Purchaser's election, may be delivered outside of Escrow on the Closing Date; and,

(h)  such agreements, affidavits or other documents as may be required by the Title Company to issue the title policies to Purchaser subject only to the Permitted Title Exceptions and to eliminate such standard exceptions and to issue such endorsements thereto which may be eliminated and issued under applicable State law and which are customarily required by institutional investors purchasing property comparable to the Properties.

Purchaser shall cooperate with Seller for a period of two (2) years after the Closing in case of Seller's need in response to any legal requirements, tax audits, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing.

4.3 Purchaser's Obligations at Closing. At or prior to Closing, Purchaser shall deliver to Title Company or in the case of the Purchase Price to the Seller:

(a)  the full amount of the Purchase Price, it being agreed that at Closing the Prior Payment shall be applied towards payment of the Purchase Price;

(b)  four (4) duly executed counterparts of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d), 4.2(h), 4.2(k) and 4.2(l) in connection with each of the Properties;

(c)  such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(d)  such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement; and

(e)  the Closing Statement.

4.4 Title Company's Obligations at Closing. At Closing, Title Company shall:

(a)  at such time as Title Company holds notice that the entire Purchase Price has been delivered to Seller, Title Company shall record and file the Deeds in the Official Records of Boulder County, Colorado, the Official Records of Pueblo County, Colorado and the Official Records of Denver County, Colorado (as applicable).

(b)  deliver to each of Seller and Purchaser two (2) fully executed counterparts of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d), 4.2(h), 4.2(k) and 4.2(l) in connection with each of the Properties;

(c)  deliver to Purchaser fully executed originals of the notices described in Section 4.2(e) and the certificate described in Section 4.2(f), and deliver copies of each of such instruments to Seller;

(d)  deliver to each of Seller and Purchaser a fully executed counterpart of the documents described in Sections 4.2(j) and 4.2(m); and

(e)  deliver to Seller and Purchaser the Closing Statement prepared by Title Company and approved by Seller and Purchaser. The parties will endeavor to cause the Title Company to submit a preliminary draft of the Closing Statement not less than two (2) business days prior to Closing.

4.5 Apportionments. The following apportionments shall be made between Seller and Purchaser as of 11:59 P.M. local time at the Properties, on the day immediately preceding the Right to Use Date of the respective Property (the “Apportionment Date”). Where applicable, the apportionments shall be made by the Purchaser and Seller pursuant to and as defined in Section 4.17.

(a)  Amounts paid or payable under the Leases, under any new leases executed after the date of this Agreement pursuant to the provisions hereof. At the Closing, Seller shall either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rentals or otherwise as provided in the Leases). Unpaid and delinquent rent under the Leases collected by Seller and Purchaser after the Closing Date shall be delivered as follows: (a) if Seller hereafter collects any unpaid or delinquent rent for the Properties, Seller shall deliver to Purchaser any such rent relating to the date of Closing and any period thereafter within fifteen (15) days after the receipt thereof, and (b) if Purchaser hereafter collects any unpaid or delinquent rent from the Properties, Purchaser shall deliver to Seller any such rent relating to the period prior to the date of Closing within fifteen (15) days after the receipt thereof. Seller and Purchaser agree that (i) all rent received by Seller after the date of Closing shall be applied first to delinquent rentals, if any, in the order of their maturity, and then to current rentals, and (ii) all rent received by Purchaser after the date of Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser's operation of the Properties, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. Purchaser hereby assumes responsibility for the payment of any unpaid leasing commissions and tenant inducement costs with respect to the Properties under the Leases from and after the Effective Date.

(b)  General real estate taxes, water or sewer rates and charges (if not metered), personal property taxes, or any other governmental tax or charge levied or assessed against the Properties (collectively, the “Taxes”), relating to the Properties for the year in which Closing occurs. If the Closing shall occur before the actual Taxes for the year of Closing are known, the apportionment of Taxes shall-be upon the basis of the latest available tax rates and assessed value of the Properties, provided that, if the Taxes for the year of Closing are thereafter determined to be more or less than the Taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than the date that is thirty (30) days from and after the date that the final invoices for taxes for the Properties for the year in which the Closing occurs are issued by the applicable taxing authority, except in the case of an ongoing tax protest) shall adjust the proration of such Taxes, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. Further, if Seller undertakes a tax protest with respect to all or any portion of the Taxes for the year in which Closing occurs or any previous year, any refund relating to any previous year shall be the property of Seller, and any refund relating to the year in which Closing occurs shall be prorated as of the Apportionment Date. All Taxes assessed for periods after the date of Closing shall be paid by Purchaser.

(c)  With respect to electricity, telephone, gas, water and sewer services that are metered and other utilities (collectively, the “Utilities”), Seller shall endeavor to have the respective companies providing the Utilities read the meters for the Utilities on or immediately prior to the Apportionment Date. Seller shall be responsible for all charges based on such final meter reading, and Purchaser shall be responsible for all charges thereafter. If such readings are not obtainable, then, until such time as readings are obtained, charges for all Utilities for which readings were not obtained shall be prorated as of the Apportionment Date based upon the per diem rate obtained by using the last period and bills for such Utilities that are available. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the date of Closing falls, and Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.

4.6 Property Not Included In Sale. The following shall not be included in the Properties to be sold, leased or otherwise owned by Purchaser hereunder, any marijuana plants in whatever form, i.e. seeds, plants, stems, flowers, leaves or any other things that may be derived therefrom, including any cash being kept on the property which is derived in any way, either directly or indirectly, from the production, sale or cultivation of marijuana belonging to any current tenant occupying the Land or Improvements thereon. The foregoing exclusions shall not apply to the collection and receipt of rents derived through the Purchasers normal course of business.

4.7 Settlement of Apportionments. If the computation of the apportionments and adjustments described in this Section 4 shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Purchase Price as provided for in Section 1.6. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid by wire transfer to Seller by Purchaser on the Closing Date in addition to the payment of the cash portion of the Purchase Price to be made by Purchaser under Section 1.6.

4.8 Post-Closing Collections and Adjustments. Concurrently with the Closing, representatives of Seller and Purchaser shall cause a preliminary closing statement to be prepared reflecting their respective closing costs, the apportionments, the payment of the Purchase Price and all other terms of this Agreement affecting or relating to the amount of and adjustments to the consideration to be paid for the Properties. In the event either Purchaser or Seller becomes aware of any item in the closing statement which requires adjustment as a result of new information or the ascertainment of actual amounts for items which are the subject of estimates at Closing, it shall promptly advise the other in writing and provide such supporting documentation as shall reasonably be required. Upon the ninetieth (90th) day following the date of Closing, or earlier upon mutual agreement of the parties, Purchaser or Seller, as the case may be, shall make such additional payment or refund as shall be required by the aggregate of any such post-Closing adjustments, and a final closing statement shall be prepared to reflect such revisions, subject only to subsequent adjustments provided for in Section 4.5. In addition, if accurate allocations cannot be made at Closing or on the final closing statement because current bills are not then obtainable (as, for example, in the case of utility bills or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the Closing. Any revenue received or expense incurred by Seller or Purchaser with respect to the Properties after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. This provision shall not merge with the grant deed delivered hereunder but shall survive Closing.

4.9 Closing Statement. On the day of or on the day prior to the day of Closing, Purchaser and Seller shall make such inventories and examinations as Purchaser and Seller may deem necessary, make the apportionments, adjustments and prorations required under this Agreement. Purchaser and Seller shall make the apportionments described in this Article IV, except as specifically set forth to the contrary herein. The determination shall be used in the preparation of the Closing statement which will show the net amount of apportionments and adjustments due either to Seller or to Purchaser as the result of the prorations and credits specified in this Article IV.

4.10 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)  Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 2.1, Section 2.2, Section 2.3, Section 2.4 and Section 4.2.

(b)  All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

(c)  Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing, including but not limited to, those provided for in Article 5.

4.11 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)  Seller shall have received the Purchase Price pursuant to and payable in substantially the manner provided for in this Agreement.

(b)  Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c)  All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d)  Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing, including, but not limited to, those provided for in Article V.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

(a)  Organization and Authority. Seller has been duly organized and is validly existing and in good standing under the laws of Colorado. Seller has the full right and authority to enter into this Agreement and, to transfer all of the Properties to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so. The execution and delivery of, and the performance by Seller of its obligations under this Agreement do not, and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Properties are subject, or result in the creation of any lien or other encumbrance on any asset of Seller. Seller has not applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, admitted in writing its inability to pay its debts as they become due, made a general assignment for the benefit of its creditors, filed a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), been adjudicated a bankrupt or insolvent, failed to controvert in a timely and appropriate manner, or acquiesced in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or taken any corporate or partnership action for the purpose of effecting any of the foregoing.

(b)  Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending, or to Seller's knowledge, threatened against the Properties or the transaction contemplated by this Agreement, except for those listed on Exhibit B to this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Properties or any portion thereof, could materially and adversely affect the business, financial position or results of operations of Seller or the Properties, or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

(c)  Leases. Except as set forth in the Lease Schedule, to Seller's knowledge, there are no other leases or occupancy agreements to which Seller is a party affecting the Properties. Seller has not received any advance rent or advance compensation under any Leases in excess of one month. No brokerage commissions or compensation of any kind shall hereafter be due in connection with the Leases. To Seller's knowledge, no party is in default under any Lease. Seller has received no notice of any intention by any of the parties to any of the Leases to cancel the same. Seller does not represent or warrant that any of the Leases will be in force or effect at Closing or that the tenants under the Leases will have performed its or their obligations thereunder. The termination of any of the Leases prior to Closing by reason of the tenant's default or otherwise shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

(d)  Condemnation. No condemnation proceedings relating to the Properties are pending or to Seller's knowledge, threatened.

(e)  Violations. Except as set forth on Exhibit T, to Seller's actual knowledge, Seller has received no written notice that the use and operation of the Properties is not in full compliance with applicable building codes, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations, and Seller has not received prior to the Effective Date any written notification from any governmental or public authority (i) that the Properties are in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Properties as currently owned and operated or (ii) that any work is required to be done upon or in connection with the Properties, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Properties as currently owned and operated.

(f)  Taxes. To Seller's best knowledge, all federal, state and local employment taxes, payroll taxes, excise taxes, occupancy or sales or use taxes and real property (including secured personal property) taxes and assessments due and payable as of the date of this Agreement in connection with the ownership or operation of the Land have been paid. All such taxes due and payable as of the date of Closing will be timely paid by Seller.

(g)  Insurance Notices. Except as set forth in Exhibit U, Seller has not received prior to the Effective Date any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Properties or any part or component thereof that would materially and adversely affect the insurability of the Properties or cause any material increase in the premiums for insurance for the Properties that have not been cured or repaired.

(h)  Environmental Matters. Except as set forth in any environmental assessment reports in Seller's possession and delivered to Purchaser or as otherwise disclosed in Exhibit V, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of, or remediation obligations under any, environmental statutes, ordinances or regulations affecting the Properties.

5.2 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1, as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(f), shall survive Closing for a period of nine (9) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter of which Purchaser has notice under the further provisions of this Section 5, or which otherwise was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Fifty Thousand and No/100 Dollars ($50,000), in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said nine (9) month period and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the termination of the survival period provided for above in this Article 5. Purchaser agrees to first seek recovery under any insurance policies or service contracts prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser's claim is satisfied from such insurance policies or service contracts.

5.3 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

(a)  From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to cause the Land to be operated and shall maintain the Properties in a manner generally consistent with the manner in which it has been operated and maintained prior to the date hereof.

(b) A copy of any new lease or renewal or modification of any Lease which Seller wishes to execute between the Effective Date and the date of Closing will be submitted to Purchaser for its approval prior to execution by Seller. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval, including all tenant inducement costs and leasing commissions to be incurred in connection therewith. In the event Purchaser informs Seller that Purchaser does not approve such new Lease the renewal or modification of any existing Lease, which approval shall not be unreasonably withheld, Seller shall not enter into such agreement. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within five (5) business days, such failure shall be deemed the approval by Purchaser. At Closing, Purchaser shall reimburse Seller for any tenant inducement costs, leasing commissions or other expenses, including legal fees, incurred by Seller pursuant to a new Lease or a renewal or a modification approved (or deemed approved) by Purchaser.

5.4 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(a)  Purchaser has the full right, power and authority to purchase the Properties as provided in this Agreement and to carry out Purchaser's obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so. The execution and delivery of, and the performance by Purchaser of its obligations under this Agreement do not, and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser, or result in the creation of any lien or other encumbrance on any asset of Purchaser. Purchaser has not applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, admitted in writing its inability to pay its debts as they become due, made a general assignment for the benefit of its creditors, filed a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), been adjudicated a bankrupt or insolvent, failed to controvert in a timely and appropriate manner, or acquiesced in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or taken any corporate or partnership action for the purpose of effecting any of the foregoing.

(b) There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending, or to Purchaser's knowledge, threatened against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c)  Purchaser has or will have funds available to it (including cash, other liquid assets and debt available for the within transaction) sufficient to pay the Purchase Price and otherwise fulfill Purchaser's obligations under this Agreement.

(d)  The execution, delivery and performance by Purchaser of this Agreement will not (i) conflict with, or result in any breach or violation of or default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, indenture, lease, license, permit, agreement or other instrument or obligation to which Purchaser is a party or by which it is or may be bound, or (ii) violate any law, order, rule, regulation, judgment, order, decree, writ or injunction applicable to Purchaser.

5.5 Survival of Purchaser's Representations and Warranties. The representation and warranties of Purchaser set forth in Section 5.4 shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of nine (9) months.

5.6 Covenants of Purchaser. Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Properties during the Inspection Period and subject to Seller's consent to any invasive testing (not to be unreasonably withheld), inspect the Properties for the presence of hazardous substances, and shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Except for any claim Purchaser may have for a breach of the representations and warranties of Seller contained in this Agreement, Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller arising from the presence of hazardous substances on the Properties. Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Properties conducted on Purchaser's behalf, if any.

ARTICLE VI

DEFAULT

6.1 Default by Purchaser. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER HEREUNDER, THEN SELLER MAY TERMINATE THIS AGREEMENT AND RETAIN ANY PORTION OF THE PURCHASE PRICE RECEIVED BY SELLER FROM PURCHASER AT THE TIME OF THE DEFAULT. THE PARTIES HAVE AGREED THAT SELLER's ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER's DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE PURCHASE PRICE RECEIVED BY SELLER FROM PURCHASER IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT PURCHASER's INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS HEREOF.

SELLER:

PURCHASER:

6.2 Default by Seller. In the event that Seller breaches in any material respect any of its obligations or representations or warranties contained in this Agreement, or fails to consummate this Agreement for any reason other than Purchaser's default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit and Purchase Price paid to Seller by Buyer, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder; provided, however, if this Agreement is terminated by Purchaser pursuant to any provision of this Agreement as a result of a breach of a representation, warranty or covenant of Seller, then Seller shall be obligated upon demand to reimburse Purchaser for Purchaser's actual out-of-pocket inspection, financing and other costs related to Purchaser's entering into this Agreement, including, without limitation, Purchaser's attorneys' fees, but not to exceed $100,000, or (b) to enforce specific performance of Seller's obligation to execute the documents required to convey the Properties to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Except as provided above, Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder.

6.3 Liability of Purchaser. Except for obligations expressly assumed or agreed to be assumed by Purchaser hereunder, Purchaser is not assuming any obligations of Seller or any liability for claims arising out of any act, omission or occurrence which occurs, accrues or arises prior to the Closing Date, and Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Purchaser as a result of (i) obligations of Seller not expressly assumed or agreed to be assumed by Purchaser hereunder, or (2) acts, omissions or occurrences which occur, accrue or arise prior to the Closing Date. The provisions of this Section 6.3 shall survive the Closing of the transaction contemplated hereby.

ARTICLE VII

RISK OF LOSS

7.1 Minor Damage. In the event of loss or damage to the Properties or any portion thereof which is not “Major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller's option, assigns to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Properties, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Properties shall pass to Purchaser.

7.2 Major Damage. In the event of a “Major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event all deposits shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Properties, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Properties shall pass to Purchaser.

7.3 Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “Major” loss or damage refers to the following: (i) loss or damage to the Properties or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Two Million and No/100 Dollars ($2,000,000), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Properties. If Purchaser does not give notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE VIII

MISCELLANEOUS

8.1 Confidentiality. Purchaser and its representatives shall hold in confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, consultants, accountants and attorneys of Purchaser provided that such persons agree in writing to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Deposit to Purchaser, such Deposit shall not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller the materials described in the preceding sentence. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 8.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 8.1 shall survive Closing.

8.2 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel. Notwithstanding the foregoing, it is acknowledged that Purchaser is, or is an affiliate of, fully reporting company under the Securities Exchange Act of 1933, as amended, and the Securities Exchange Act of 1934. Consequently, Purchaser shall have the right, subject to the provisions of this Section 8.2, to disclose any information regarding the transaction contemplated by this Agreement required by law as solely determined by Purchaser's attorneys to satisfy disclosure and reporting obligations of Purchaser or its affiliates, and in that regard, the parties acknowledge that on or immediately after the Effective Date Purchaser shall file with the United States Securities Exchange Commission information regarding the transaction contemplated by this Agreement. Seller and Purchaser and their representatives are cautioned that United States securities laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities. Accordingly, neither Seller or any of its Affiliates nor its representatives may buy or sell any of the securities of the Purchaser or any of its Affiliates (other than any such securities owned as of the Effective Date hereof) so long as any of them is in possession of any material non-public information about the Purchaser or any of its Affiliates, including information contained in or derived from confidential information.

8.3 Discharge of Obligations. The acceptance of the Deeds by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

8.4 Assignment. Purchaser may assign its rights under this Agreement without first obtaining Seller's written approval, however, any such assignment shall not relieve Purchaser of its obligations under this Agreement.

8.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) nationally recognized overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

Deep Blue Enterprises, LLC

2855 Monaco Parkway Drive

Denver, CO 80207

Attention: Tom Waldron, Jr.

If to Purchaser:

Canna-Life Corp.

1624 Market Street, Suite 202

Denver, CO 80202

Attention:  Alan Smith

Tel: 303-544-2115

Fax: 303-544-2116

8.6 Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until Seller shall execute and deliver the same to Purchaser.

8.7 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

8.8 Tenant Notification Letter. Purchaser shall deliver to each Tenant a signed statement acknowledging Purchaser's receipt and responsibility for the Tenant's security deposit (to the extent delivered by Seller to Purchaser at Closing), if any, all in compliance with and pursuant to the applicable provisions of applicable law.

8.9 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Properties is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time at the Properties.

8.10 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

8.11 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

8.12 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Properties. The provisions of this Section 8.12 shall survive Closing.

8.13 Counterparts; Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. Facsimile signatures on this Agreement shall be same as original signatures for all purposes.

8.14 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

8.15 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE PROPERTIES ARE LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE STATE LAWS OF COLORADO. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE COURT SITTING IN THE STATE IN WHICH THE PROPERTIES ARE LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE COURT SITTING IN THE STATE IN WHICH THE PROPERTIES ARE LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 8.15 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

8.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including, without limitation, Title Company and Broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

8.17 Exhibits. The following exhibits, which are attached to this Agreement, are incorporated in and shall be deemed to be an integral part of this Agreement:

(a) Exhibits A-1, A-2 and A-3 - Legal Descriptions of the Land

(b) Exhibits B-1, B-2 and B-3 - Lease Schedules

(c) Exhibit C-1, C-2 and C-3 - Operating Agreements

(d) Exhibit D-1, D-2 and D-3 - Approvals

(e) Exhibit E - Deeds

(f) Exhibit F - Bills of Sale

(g) Exhibit G - Assignments and Assumptions of Lease

(h) Exhibit H - Notices to Tenants

(i) Exhibit I - Notices of Violations

(j) Exhibit J - Insurance Notices

(k) Exhibit K - Environmental Matters

(l) Annex I – New Alternatives Assignment Agreement

(m) Annex II – Madison St. Lease/Option Agreement

(n) Annex III – Madison St. Assignment Agreement

8.18 Captions. References in this Agreement to “Section” or “Articles” are to the numbered Sections and Articles herein. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

8.19 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

8.20 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

8.21 Recitals. The Recitals set forth herein are hereby approved and accepted by the Parties and incorporated into this Agreement.

[Signature page follows immediately]

[SIGNATURE PAGE TO MASTER PURCHASE AND SALE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

DEEP BLUE ENTERPRISES LLC,

a Colorado Limited Liability Company

/s/ Tom Waldron, Jr.

By: Tom Waldron, Jr.

Its: Managing Member

PURCHASER:

CANNA-LIFE CORP.,

a Colorado corporation

/s/ Alan Smith

By: Alan Smith,

Its: President & CEO

1 The Final Payment includes the $2,000,000 to be applied to the exercise of the Madison St. Option to purchase the Madison St. Property, as set forth under Section 11.03 of the Madison St. Lease/Option Agreement. Upon payment of the Final Payment to Seller by Purchaser, Seller shall be responsible for paying all amounts to the Madison St. Owner that is required to exercise the Madison St. Option and obtain clear title, in fee simple and without lien or encumbrance, to the Madison St. Property.